February 28, 2008

JAYAHWK ENERGY INC. ANNOUNCES SIGNING OF PURCHASE AND SALE AGREEMENT WITH GALAXY ENERGY INC. FOR 16 MILE PIPELINE AND ADJACENT 6,500 ACRES INCLUDING 34 GAS WELLS

BROOMFIELD, Colo.--(BUSINESS WIRE)--Jayhawk Energy, Inc. (OTCBB:JYHW) (News “Jayhawk”) announces the signing of a Purchase and Sale Agreement with Galaxy Energy Inc., a private company, to purchase assets in the Crawford and Bourbon counties, Kansas, bringing 100% working interest in a sixteen (16) mile gas pipeline as well as the production within 6,500 acres of contiguous land adjacent to the pipeline for $2 million. The production consists of a modest 16BOEPD (100Mcf) of Coalbed Methane Gas from seven (7) connected wells out of thirty-four (34) wells.  It is expected that there will be no debt to assume from the acquisition, and is scheduled to close on March 31, 2008, subject to terms and conditions of the Purchase and Sale Agreement.

“Our first step will be to dewater the 7 tied-in wells, and then connect the additional 27 wells on our way to maximizing production in this area.” stated Lindsay Gorrill, President & CEO of Jayhawk Energy Inc. Gorrill added, “These assets combined with our Uniontown project significantly expand our South Eastern sector asset base as a “core area” with the acreage positions adjacent to each other.”

The Company believes the acquisition brings needed infrastructure to the adjacent Uniontown project for its development. The purchase of the new acres added to current acreage in the Uniontown project provides over 4,100 drilling locations with a net interest of 100% to Jayhawk Energy Inc.

“Extensive development potential coupled with extremely attractive economics follows our focus, and encourages further development through the drill bit and proper well management.  We hope this will provide a great return to Jayhawk and its shareholders, and move us closer to meeting the listing requirements of the major trading markets.” says Gorrill.

For additional information, please contact:

Lindsay Gorrill, President & CEO
or Joseph Young, CFO
Telephone: (303) 327-1571
Facsimile: (303) 327-1574
Toll Free: (877) 321-HAWK

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.